PERSONAL INVESTMENT TRANSACTIONS POLICY

I. INTRODUCTION

These personal trading policies and procedures have been adopted pursuant to the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, (the “Personal Investment Transactions Policy” or “Policy”) apply to all employees (including interns and temporary employees with assignments of 90 days or more), principals, partners , officers, and certain other individuals as designated by an Approving Officer (referred to herein collectively as “employees”, each an “employee”) of Oaktree Capital Management, L.P. and its subsidiaries and affiliates, but excluding any entity (other than sub-funds and special purpose entities) in which any fund or separate account managed by Oaktree Capital Management, L.P. or its affiliates has made, directly or indirectly, an investment (including any joint ventures) (collectively, “Oaktree”). Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Personal Investment Transactions Policy for Oaktree and all its employees and to provide to all such persons this Policy and any amendments thereto. Receipt of this Policy satisfies Oaktree’s obligation to notify all Access Persons (as defined below) of their reporting obligations.

standards of conduct

As an employee, you should conduct yourself in all circumstances in accordance with the following guiding principles when conducting personal investment transactions:

●	You must at all times place the interest of our clients before your own interests.

●
You must pay strict attention to potential conflicts of interest, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

●
All of your personal investment transactions, and those of your Related Persons (as defined in Article II below), must be conducted in a manner consistent with this Policy so as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

●	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

●	You must not take any action or employ any action to defraud any Oaktree client.

●	You must not mislead or deceive Oaktree clients.

●	You must not engage in any manipulative practice with respect to Oaktree clients.

If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of its clients, you should consult with the Chief Compliance Officer or an Approving Officer immediately.

compliance with laws and regulations

Laws, including the insider trading laws described in Oaktree’s Code of Ethics, and ethical standards impose duties on Oaktree and its employees to avoid conflicts of interest between their personal transactions and the investment transactions Oaktree makes on behalf of clients. This policy governs your personal investments in Securities, as defined below, as well as those of your Related Persons.

If you act as a fiduciary or asset manager with respect to a fund or account not managed by Oaktree (for example, if you act as the executor of an estate for which you make investment decisions), any Securities transactions you make on behalf of that fund or account will be subject to the trading restrictions set forth herein. You should review the restrictions on your ability to act as a fiduciary outside of your employment with Oaktree, which are set forth under  “Outside Activities — Fiduciary Appointments” within Oaktree’s Code of Ethics.

Any violation of this Policy should be promptly reported to the Chief Compliance Officer or an Approving Officer, as listed on Attachment A to Oaktree’s Code of Ethics, in accordance with local law requirements. Any such reports will be treated confidentially and investigated promptly. Upon the reporting or discovery of a violation of this Policy, Oaktree’s Chief Compliance Officer or an Approving Officer, in consultation with other Oaktree officers as deemed necessary, may impose such sanctions as he or she deems appropriate and as outlined within  Oaktree’s Code of Ethics.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

II. DEFINITIONS

“Securities” (or each individually a “Security”) include any interest or instrument commonly known as a security, including stocks, bonds, notes, options, warrants, financial commodities, futures, other derivative products, and interests in privately placed offerings, limited partnerships or other entities.

“Access Persons” include all Oaktree employees, except certain persons specified by the Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree, and (ii) do not have access to information about the day-to-day investment activities of Oaktree. Every employee should consider himself or herself an Access Person, unless otherwise specifically exempted pursuant to Article IV of this Policy by the Chief Compliance Officer or an Approving Officer.

The term “Related Person” of an Access Person for purposes of this Policy includes the following:

●	A husband, wife, domestic partner or minor child of the Access Person;

●	A relative sharing the same household as the Access Person;

●	Any other person who is significantly dependent on the Access Person for financial support;

●	Anyone else if the Access Person:

(i)	obtains benefits substantially equivalent to ownership of the Securities;
(ii)	can obtain ownership of the Securities immediately or within 60 days; or
(iii)	can vote or dispose of the Securities.

“Beneficial Ownership” of a Security, means that an Access Person or any Related Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security, even though title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security).

The term “Investment Professional”, for purposes of this Policy, includes Access Persons who are portfolio managers, investment analysts and securities traders.

“Basket Instrument” includes exchange traded funds, exchange traded notes, closed end funds, unit investment trusts, futures and options on such instruments and derivative instruments linked to an index or basket of Securities. This term does not include futures, options, and other derivative instruments that link to Major Market Indices.

“Major Market Indices” are those indices that Oaktree has deemed to represent a broad developed market and where the risk of receiving material non-public information regarding a material issuer component is low. See list of such indices on Oaktree Central.

A “Diverse Basket” is a Basket Instrument where no individual underlying issuer component represents 10% or more of the Basket Instrument at the time of an intended transaction.

A “Non-diverse Basket” is a Basket Instrument where one or more individual underlying issuer component represents 10% or more of the Basket Instrument at the time of an intended transaction.

“Holding Periods” are restrictions on how often you may trade a Security. The Last In, First Out (LIFO) method is used for calculating a Holding Period and is applied at the security level across all accounts.

“G7 Governments” include those of the United States, United Kingdom, France, Germany, Italy, Japan and Canada.

“Spread Betting” is a type of speculative investing that involves gambling on the price movement of a Security, index, currency, or commodity among others. In Spread Betting a bid and offer price (also called the spread) is quoted. Investors bet whether the price of the reference asset/reference rate will be lower than the bid or higher than the offer. The investor does not own the reference asset/reference rate in Spread Betting, they simply speculate on the price movement of the reference asset/reference rate.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

III. TRADING POLICIES AND RESTRICTIONS

general principles regarding securities transactions of access persons and their related persons

As mentioned in the Introduction section of this Policy, Access Persons and their Related Persons must conduct their personal transactions in a manner so as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility.

In keeping with this general principle, the below outlined personal investment transaction policies are designed to reduce the possibilities for such conflicts and/or appearances of impropriety, while at the same time preserve reasonable flexibility and privacy. Except as otherwise noted, the restrictions on personal investment transactions apply to all Access Persons and their Related Persons, as defined.

preclearance procedures

Each Access Person must obtain, for himself or herself and on behalf of his or her Related Persons, preclearance for any personal investment transaction in a Security that requires preclearance if such Access Person or his or her Related Persons has, or as a result of the transaction acquires, any direct or indirect Beneficial Ownership in the Security. Securities (or securities obtained in transactions) that do not require preclearance are described below under “Securities and Transactions not subject to certain Personal Investment Transactions Policies”.

The types and structures of investment savings plans or schemes (e.g. corporate pension and retirement plans and schemes, educational savings plans, governmental retirement plans; collectively referred to herein as “investment savings plan”) available to Access Persons and their Related Persons will vary by jurisdiction. In order to determine whether an investment savings plan must be disclosed under this Policy, you must first consider whether you or your Related Persons have control or discretion over the investments held by the investment savings plan. If there is no control or discretion, then the investment savings plan is not subject to disclosure. If there is control or discretion regarding the selection of the investments and the available investment options include security types other than those defined below as Exempt Securities (e.g. common stock, closed-end funds or exchange traded funds) then the preclearance, trading and disclosure requirements apply. Access Persons and their Related Persons should carefully consider whether they participate in an investment savings plan that requires disclosure and contact the Compliance department for guidance, as needed.
Unless otherwise indicated in this Policy, you must obtain preclearance for all Securities transactions, including the writing of certain options to purchase or sell a security, by completing and submitting a request for preclearance within Oaktree’s automated personal trading system. You must wait until you receive preclearance through the system or directly from the Chief Compliance Officer or an Approving Officer before entering your trade either online or with your broker. You will be required to make certain certifications each time you request pre-approval to trade a security, including that you have no knowledge that would cause the trade to violate the general trading principles set forth above.

In most instances, your request for preclearance will be processed on the day it is received by the Compliance department. Preclearance for transactions in publicly traded Securities, if granted, will be valid only for the business day on which you receive it, plus the following business day. This means that the approval will be valid for a maximum of two business days (for example: if you receive approval on a Friday, and the following Monday is a holiday, you have until the close of business on Tuesday to execute the transaction). Approval for transactions in private placements, if granted, will be valid for two business days or until the closing of the transaction, whichever is later. In either case, if the transaction is not completed within the approval window, you must obtain a new preclearance, including one for any portion of the personal investment transaction that is not completed within the approval window.

For the avoidance of doubt neither the Chief Compliance Officer nor any Approving Officer is authorized to grant preclearance for his or her personal investment transaction requests, including the requests of his or her Related Persons.

Post-approval of a transaction requiring preclearance is not permitted under this Policy. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation of this Policy. See the Introduction section of this Policy and Article V “Reporting of Violations and Sanctions” in Oaktree’s Code of Ethics for further discussion regarding the types of sanctions that may be imposed as a result of violations of this Policy.
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PERSONAL INVESTMENT TRANSACTIONS POLICY

You should be aware that the Compliance department has the right to withdraw previously approved personal investment transaction requests if information is received or events occur subsequent to the approval that would cause the approved transaction to then present a conflict.

trading restrictions

In addition to the more general principals discussed above, the additional restrictions on personal investment transactions detailed below must be followed.

No Access Person or his or her Related Persons may:

●
Acquire any Security in an initial public offering or in a public offering of a new issue brought to the market. Securities fully exempt from the Personal Investment Transactions Policies, as listed below, are not subject to this restriction.

●
Purchase or sell, directly or indirectly, any Security of an issuer that is on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted, unless such transaction is subject to an exemption and is pre-approved by the Chief Compliance Officer or, if not available, any Approving Officer.

●	Enter into a short sale transaction or purchase a put option on any Security of an issuer for which a position is held long in an Oaktree client account.

●
Purchase and sell, or sell and purchase, the same Security within 30 calendar days. The 30 calendar day Holding Period applies to all Security types that require preclearance prior to executing a trade and certain other Securities as detailed below. This means, for example, that you may not: i) buy and then sell the same Security within 30 calendar days or sell and then buy the same Security within 30 calendar days; and ii) enter into a short sale transaction and then place a buy-to-cover trade for the same Security within 30 calendar days. In addition, any options purchased or sold must have an expiration date which is at least 30 calendar days from the date purchased or sold. Exceptions to this prohibition may be granted on a case-by-case basis in writing for hardship or communicated more broadly by the Chief Compliance Officer or an Approving Officer in the event of a significant market disruption or downturn.

●
Purchase Securities offered in a private placement (other than those offered by Oaktree) except with the prior approval of the Chief Compliance Officer or an Approving Officer. In considering approval, the Chief Compliance Officer or an Approving Officer will take into consideration, among other factors, whether the investment opportunity the Access Person has been offered should be reserved for the benefit of Oaktree’s clients. If an Access Person or his or her department wants to purchase on behalf of Oaktree’s client the Security of an issuer or its affiliate where the Access Person has a beneficial interest in the Securities of that issuer through a private placement, the Access Person must first disclose his or her interest to the Chief Compliance Officer or an Approving Officer. In such event, the Chief Compliance Officer or an Approving Officer will independently review the proposed investment decision. Written records of any such circumstances must be sent to the Chief Compliance Officer.

●
Purchase or sell a Basket Instrument considered to be a Non-diverse Basket where the underlying issuer component representing 10% or more of the Basket Instrument is on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted, unless such transaction is subject to an exemption and is pre-approved in writing by the Chief Compliance Officer or an Approving Officer.

●	Participate in Spread Betting on Securities, indices, interest rates, currencies or commodities.

No Investment Professional or his or her Related Persons may:

●
Purchase or sell any Security that is subject to a Holding Period for a period of five (5) business days before or five (5) business days after that Security is bought or sold on behalf of any Oaktree client account for which such Investment Professional’s department is involved in the investment decision-making process. This rule also applies to Basket Instruments and issuer components representing 10% or more of a Basket Instrument. Violation of this prohibition will require reversal of the transaction and, any resulting profits will be subject to disgorgement at the discretion of the Chief Compliance Officer or an Approving Officer.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

●
Purchase or sell any Basket Instrument which is considered a Non-diverse Basket where the underlying issuer component representing 10% or more of the Basket Instrument is followed by or Securities of which are traded by the Investment Professional’s department, except with the prior approval of the Chief Compliance Officer or an Approving Officer.

No Investment Professional:

●	Who provides investment advice to open-end investment companies registered under the Investment Company Act of 1940, as amended

(i.e., open-end mutual funds) may profit from the purchase and sale, or sale and purchase, of the same Security within 60 calendar days. The Securities subject to this prohibition are those Securities and related Securities owned or that might reasonably be considered as potential or eligible investments by such mutual fund (including underlying equity Securities).

●
The foregoing also applies to short sale transactions. Violation of this prohibition may require reversal of the transaction and any resulting profits will be subject to disgorgement at the discretion of the Chief Compliance Officer or an Approving Officer.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

IV.	SECURITIES OR TRANSACTIONS NOT SUBJECT TO CERTAIN TRADING POLICIES AND REPORTING

All personal investment transactions in Securities, even Exempt Securities, as defined below, are subject to Oaktree’s policy on insider trading contained in Oaktree’s Code of Ethics. In addition, all transactions and positions of Securities subject to disclosure requirements must be included on the quarterly and annual reporting forms described under Section V “Reporting of Transactions and Holdings” below.

not subject to personal investment transactions policies

The following Securities and any associated transactions are exempt from the preclearance, Holding Period and disclosure requirements of this Policy (“Exempt Securities”):

(a)	Direct debt obligations of the U.S. Government (i.e., treasury securities);
(b)	Bank certificates of deposit;
(c)	Bankers’ acceptances;
(d)	Commercial paper;
(e)	High-quality, short-term debt obligations, including repurchase agreements;
(f)	Shares issued by money market funds;
(g)
Shares issued by open-end mutual funds, except those open-end mutual funds for which Oaktree acts as investment manager or sub-adviser, for which disclosure and Holding Period requirements apply (a list of which can be found on Oaktree Central);

(h)
Shares issued by open-end investment companies which are not registered under the Investment Company Act of 1940, as amended (i.e., non-U.S. open-end fund) and meet the following requirements (“Three Prong Test”):

a.	Shareholders have the right to redeem on demand;
b.	Net asset value is calculated on a daily basis in a manner consistent with the principles of section 2(a)(41)of the Investment Company Act of 1940; and
c.
Shares are issued and redeemed at net asset value and this net asset value is calculated on a forward pricing basis (i.e., based upon the next net asset value of the fund, not the previous or current net asset value of the fund).

(i)
Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, except those open-end mutual funds for which Oaktree acts as investment manager or sub-adviser for which disclosure and Holding Period requirements apply;

(j)	Limited partnership interests in Oaktree-sponsored limited partnerships (not reportable given that Oaktree maintains investor lists and transaction records for such investments); and
(k)
Securities transactions for the benefit of an Access Person for an account over which the Access Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust).

subject only to disclosure requirements

The following Securities, including derivatives thereof, and any associated transactions are exempt from the preclearance and Holding Period rules, but not the disclosure requirements as the likelihood of a conflict of interest with any of Oaktree’s investment activities is considered low:

(a)	U.S. municipal bonds;
(b)	U.S. government agency debt obligations (i.e., FNMA, FHLMC, and GNMA);
(c)	Debt obligations (i.e., sovereign state and provincial (municipal) debt) issued by G7 governments, excluding those issued by the U.S. government;
(d)	Security purchases in non-U.S. government savings bonds;
(e)	Auction-rate money market instruments;
(f)	Shares issued by open-end investment companies which are not registered under the Investment Company Act of 1940, as amended (i.e., non-U.S. open-end fund) and do not meet the Three Prong Test;
(g)	Futures, options and other derivative instruments on currencies;
(h)	Futures, options and other derivative instruments that link to Major Market Indices;
(i)	Futures, options and other derivative instruments on non-financial commodities (e.g., pork belly contracts);
(j)	Interest rate swaps; and

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PERSONAL INVESTMENT TRANSACTIONS POLICY

(k)	Non-volitionary transactions (i.e., assignment of an option position or exercise of an option at expiration, tender offers when participation is mandatory).

subject only to holdings period and disclosure requirements

The following Securities, including derivatives thereof, and any associated transactions are exempt from the preclearance procedures but not the holdings period rules or disclosure requirements.

(a)
Basket Instruments considered to be Diverse Baskets at the time of the transaction and where the Access Person is considered an Investment Professional, the Diverse Basket is not traded by the Investment Professional’s department on behalf of an Oaktree client account;

(b)
Basket Instruments considered to be Non-diverse Baskets at the time of the transaction so long as (i) the underlying issuer component representing 10% or more of the Basket Instrument is not (1) on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted or (2) followed by the Investment Professional’s department; and (ii) the Non-diverse Basket is not traded by the Investment Professional’s department on behalf of an Oaktree client account;

(c)	Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities;
(d)	Securities purchased through the reinvestment of dividends in an automatic dividend reinvestment plan (but not through the investment of additional amounts under such plans);
(e)	Security purchases effected pursuant to an automatic investment plan (i.e., direct purchase plans);
(f)	Shares issued by open-end mutual funds for which Oaktree acts as investment manager or sub-adviser; and
(g)	Shares issued by unit investment trusts that are invested exclusively in shares issued by open-end mutual funds for which Oaktree acts as investment manager or sub-adviser.

subject to all policies

All other Securities, including derivatives thereof, and any associated transactions not otherwise mentioned above are subject to all the Personal Investment Transactions Policies, including preclearance, Holdings Period and disclosure requirements.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

V. REPORTING OF TRANSACTIONS AND HOLDINGS

For Securities transactions in an account over which the Access Person or his or her Related Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust), as long as an Oaktree managed account agreement has been completed and is on file with, and duplicate statements are being received by, the Compliance department, there is no need to include transactions and holdings in the quarterly or annual reporting requirements described below.

initial reports

All Access Persons must complete an Initial Holdings Report within 10 days of the commencement of employment or date of engagement. The Initial Holdings Report must include details of all Securities positions subject to the disclosure requirements of this Policy held by the Access Person or Related Persons and must be based on information that is current as of a date not more than 45 days prior to the date such person became an Access Person. See Exhibit A for the Initial Holdings Report which must be completed and submitted to the Human Resources department as part of the onboarding process.

In addition, at the same time as submitting the Initial Holdings Report, all Access Persons must complete the Initial List of Personal Brokerage Accounts form. You must ensure that all brokerage accounts for yourself and those of your Related Persons are included on the form, including any managed account or blind trust. See Exhibit B for the Initial List of Personal Brokerage Accounts form which must be completed and submitted to the Human Resources department as part of the onboarding process quarterly reports

All Access Persons must complete quarterly Accounts and Transactions Only certifications by the 30th day of January, April, July and October (i.e., by the 30th day following the end of the quarter) through Oaktree’s automated personal trading system. In each quarterly certification, the Access Person must report all personal investment transactions, including those of their Related Persons. This includes all transactions during the quarter, other than those that are not subject to the disclosure requirements and Securities purchased through automatic dividend reinvestment plans as these transactions and resulting positions are reconciled annually as part of the annual Accounts, Holdings and Transactions certification process.

In addition to the personal investment transaction reporting component of the certification, every Access Person must report all personal brokerage accounts, including those of their Related Persons. If the information contained in the form is not accurate, it is the Access Person’s responsibility to notify the Compliance department by adding relevant brokerage account information within the automated personal trading system. If an account has been closed, the Access Person must contact the Compliance department who will, after obtaining appropriate supporting documentation, reflect the account as closed within the automated personal trading system.

Every Access Person must complete a quarterly Accounts and Transactions certification even if such person and their Related Persons made no purchases or sales of Securities during the period covered by the report. You are charged with the responsibility for making sure your quarterly certifications are accurate and timely. Any effort by the Compliance department to facilitate the reporting process does not change or alter this responsibility.

annual reports

All Access Persons must also complete an annual Accounts, Holdings and Transactions certification due by the 30th day in January using Oaktree’s automated personal trading system. In addition to the information included under the quarterly certification discussed above, this annual certification must include all Securities positions subject to the disclosure requirements held in your brokerage accounts, the brokerage accounts of your Related Persons or elsewhere (e.g., physical Securities, private placements, and partnership interests) and such information must be based on such positions no later than 45 days preceding the filing date of the report.

broker statements and trade confirmations

You must provide information regarding all of your brokerage accounts (including those of your Related Persons) containing Securities subject to the disclosure requirements contained in this Policy to the Compliance department via the Initial List of Personal Brokerage Accounts form upon hire or engagement.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

The submission of subsequent changes to an Access Person’s brokerage account information should be conducted via Oaktree’s automated personal trading system as described above.

Oaktree’s Compliance department is required to receive, on a timely basis, duplicate copies of trade confirmations and, at least quarterly, if compliant with local regulations and laws, broker account statements stating the name in which the account(s) is held and the account number(s).

The Compliance department will request that brokerage firms add Oaktree as an interested party to all accounts such that brokerage account statements and trade confirmations are sent to Oaktree’s Compliance department in either electronic or hard copy format. If a brokerage firm is unable to provide duplicate statements and trade confirmations to Oaktree, the Access Person is responsible for providing duplicate statements and confirmations within a prescribed time period to the Compliance department.

reviewing of transactions

Oaktree’s Compliance department is charged with the responsibility of reviewing requests for preclearance to trade in Securities and for performing reconciliations between such approvals and the broker confirmations and statements. No Access Person, who is also a member of the Compliance department, shall be responsible for reviewing and reconciling his or her own personal trading activity.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

VII. EXEMPTIVE RELIEF

The Chief Compliance Officer and the Approving Officers will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Policy which is claimed to cause a hardship for such Access Person or Related Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Under appropriate circumstances, the Chief Compliance Officer or any of the Approving Officers may authorize a personal transaction involving a

Security subject to actual or prospective purchase or sale for Oaktree’s clients, where the personal transaction would be very unlikely to affect the market for such Security, where the Oaktree employee is not in possession of MNPI, or for other reasons sufficient to satisfy such officers that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety. Any Access Person’s request for relief should be in writing and should state the basis for his or her request. The Chief Compliance Officer or any of the Approving Officers may meet, as deemed necessary, to discuss any such written request. Any such approval shall be appropriately documented and maintained by Oaktree’s Compliance department

VIII. ANNUAL COMPLIANCE CERTIFICATION AND PERIODIC REPORTING

As part of the annual certification of compliance with Oaktree’s Code of Ethics, Access persons will be required to certify that (i) they have received, have read and understand the terms of this Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Policy, and (ii) they are in compliance with the requirements of this Policy.

periodic reporting

Oaktree shall provide a copy of this Policy to the board of directors/trustees of a U.S. registered investment company prior to being hired as an adviser. In addition, Oaktree must submit material changes to this Policy to the board and receive approval for such changes no later than six months after adopting the material change.

At least annually, the Chief Compliance Officer, on behalf of Oaktree, will furnish to the board of directors/trustees or to the chief compliance officer of any U.S. registered investment company to which Oaktree acts as adviser or sub-adviser, a written report that:

(a)
Describes any issues arising under the Policy since the last report to the board, including, but not limited to, information about material violations of the Policy and sanctions imposed in response to the material violations; and

(b)	Certifies that Oaktree has adopted procedures reasonably necessary to prevent Access Persons from violating the Policy.

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confidential
INITIAL HOLDINGS REPORT

I hearby certify that the following is a complete listing of all securities (other than Exempt Securities as defined in the Personal Investment Transactions Policy (the “Policy”) in which I have a Beneficial Interest (as defined in the Policy) as of the following date_________________________.

The term “Securities” is defined in the Policy and includes any interest or instrument commonly known as a security including all stocks, bonds, options, warrants, futures, securities acquired in privately placed offerings, financial commodities, other derivative products and interests in limited partnerships or other entities. The term “Beneficial Interest” is defined by the SEC and outlined in the Policy. You, as an Access Person, and your Related Persons are considered to have beneficial ownership of a security if through any contract arrangement, understanding, relationship or otherwise, you or your Related Person has or shares a direct or indirect pecuniary interest in a security, even if the title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security). The term “Related Person” for purposes of the Policy includes (a) a husband, wife, domestic partner or a minor child, (b) a relative sharing the same household, and (c) anyone else if the Access Person (i) obtains benefits substantially equivalent to ownership of the securities, (ii) can obtain ownership of the securities immediately or at some future time, or (iii) can vote or dispose of the securities. Failure to fully disclose all securities will be considered a violation of the relevant Policy.

NAME OF SECURITY (INCLUDING	TICKER SYMBOL	TYPE OF	SHARES OR	BROKER NAME AND ACCOUNT
MATURITY DATE AND INTEREST RATE	OR CUSIP NO.	SECURITY	PRINCIPAL	NUMBER
FOR DEBT SECURITIES)			AMOUNT

(Use additional sheets if necessary. You may complete this report by attaching copies of your brokerage statements and those of your Related Persons, as applicable, only if they are dated within 45 days of the date of this report instead of listing each holding separately above.)

PRINT NAME	SIGNATURE	DATE

Please return this form to the Human Resources department within 10 calendar days of the date of employment or engagement of services.

November 2014	Exhibit A

confidential
INITIAL LIST OF PERSONAL BROKERAGE ACCOUNTS

Name:		Department:
(please print)

☐ None – I do not have direct or indirect Beneficial Interest, as defined in the Personal Investment Transactions Policy (the “Policy”), in any brokerage accounts.

OR

Listed below are all the securities brokerage accounts in which I have a direct or indirect Beneficial Interest:

1	name on	relationship to	account number	brokerage firm	brokerage firm address	brokerage firm	managed
	account	access person		name		representative	account/blind trust

							yes ☐	no ☐

2	name on	relationship to	account number	brokerage firm	brokerage firm address	brokerage firm	managed
	account	access person		name		representative	account/blind trust

							yes ☐	no ☐

3	name on	relationship to	account number	brokerage firm	brokerage firm address	brokerage firm	managed
	account	employee		name		representative	account/blind trust

							yes ☐	no ☐

I have received and reviewed the Policy, understand it, agree to abide by it, and promise to immediately update this list in accordance with the Policy should the information change. Additionally, I give my permission for the Compliance department to request duplicate account statements and trade confirmations, either in hard copy or electronic format, for each account listed.

SIGNATURE	DATE

This form should be completed within 10 calendar days of the date of employment or engagement of services.

November 2014	Exhibit B